SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                             ------------------------

                                     FORM 8-K


                                  CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF THE


                    SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


         Date of Report (Date of earliest event reported): March 1, 1997


                            MAGNA GROUP, INC.
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)




            Delaware                     001-12405        37-0996453
         ------------------------      ------------   -------------------
         (State of Incorporation)      (Commission       (IRS Employer
                                       File Number)   Identification No.)




         One Magna Place, 1401 South Brentwood Blvd., St. Louis,
         Missouri                                                63144-1401
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         (Address of principal executive offices)                (Zip Code)



                                  (314) 963-2500
                  ----------------------------------------------------
                  (Registrant's telephone number, including area code)





                     INFORMATION TO BE INCLUDED IN THE REPORT


         ITEM 5.   OTHER EVENTS.

                   Effective as of March 1, 1997, Magna Group, Inc. ("Ma-gna") completed its acquisition of Homeland Bankshares Corpora-tion, Waterloo, Iowa ("Homeland"). The total assets of Homeland at the date of the acquisition were approximately $1.2 billion. The acquisition will be accounted for by Magna under the purchase method of accounting. The acquisition gives Magna a significant presence in Illinois, Iowa, and Missouri.

                   Under the terms of the agreement between Magna and Home-land (the "Merger Agreement"), Magna will issue 5,038,934 shares of Magna common stock and $92,012,638 in cash for the 5,703,378 shares of Homeland common stock. The transaction has a current aggregate market value of approximately $252 million.

                   Based on the average price of Magna common stock during the ten-trading day valuation period from February 5 and February 19, each share of Homeland common stock may be exchanged for ap-proximately 1.418 shares of Magna common stock, or approximately $42.80 in cash. The terms of the Merger Agreement gave Homeland shareholders the choice of receiving their distribution in all Magna common stock, all cash, or a mixture of stock and cash, sub-ject to certain limitations.

                   Erl A. Schmiesing, chairman, president and chief execu-tive officer, Homeland, and Douglas K. Shull, treasurer and chief financial officer, Casey's General Stores, Inc., became directors of Magna effective as of March 1, 1997.






                                    Signatures
                                    ----------


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            MAGNA GROUP, INC.
                                            (Registrant)



                                            By:  /s/ Ronald A. Buerges
                                                 -----------------------
                                                 Name: Ronald A. Buerges
                                                 Title: Executive Vice
                                                 President and Chief Finan-
                                                 cial Officer




         Dated: March 4, 1997